Exhibit 5.1

February 25, 2022

Reference: 99845/2
AbCellera Biologics Inc. 2215 Yukon Street Vancouver, BC V5Y 0A1 Canada

RE:	Post-Effective Amendment No.1 on Form S-3 to the Form S-1 Registration Statement of AbCellera Biologics Inc. (the “Company”)

We have acted as Canadian counsel to the Company, a corporation incorporated under the laws of the Province of British Columbia, in connection with the first post-affective amendment on Form S-3 to the Form S-1 registration statement (SEC File No. 333-256998) dated effective June 21, 2021 (as amended, the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 12,000,000 common shares in the capital of the Company (the “Shares”).

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto) and originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents:

(a)	a certificate of an officer of the Company with respect to certain factual matters (the “Officer’s Certificate”);
(b)	the notice of articles of the Company;
(c)	the articles of the Company;
(d)	certain resolutions of the Company’s directors and shareholders; and
(e)	a certificate of good standing in respect of the Company dated February 25, 2022 issued by the Registrar of Companies for the Province of British Columbia.

We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for our opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Corporate Documents.

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;
(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;
(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and
(e)
all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of the Company including, without limitation, the Officers’ Certificate, are complete, true and accurate.

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case, in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion at the date hereof that the Shares have been duly authorized and validly issued by the Company as fully paid and non-assessable shares in the capital of the Company.

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Prospectus, the Registration Statement or the Securities.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” and in Part II of the Registration Statement. In giving this consent, we do not hereby agree that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

(s) “Blake, Cassels & Graydon LLP”